For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.thewalkingcompany.com

CONTACT:
Alexis Dilg
Investor Information
(805) 963-8727, extension 1360
alexisd@bigdogs.com

For Immediate Release:
April 3, 2007

BIG DOG HOLDINGS, INC.
ANNOUNCES PRIVATE CONVERTIBLE DEBT FINANCING

Santa Barbara, California - April 3, 2007 -- Big Dog Holdings, Inc. (NASDAQ: BDOG; www.bigdogs.com; www.thewalkingcompany.com) announced today that it has entered into definitive agreements to sell $18.5 million of 8.375% Convertible Notes due 2012. The Notes are convertible into shares of common stock at a price of $18.00 per share. The securities are being sold to accredited institutional investors ($15.5 million) and management ($3 million). The parties expect to close the transaction shortly. Thomas Weisel Partners LLC and Wells Fargo Securities LLC served as placement agents for the transaction.

If the notes are fully converted, that would result in the issuance of 1,027,777 shares of common stock at $18.00 per share, a $2.05 premium to the closing price of the common stock on Monday, April 2, 2007. The notes are eligible for net share settlement at the Company’s discretion which would reduce the dilutive effect. The proceeds of the financing will be used to pay down the Company’s credit facility which in turn will give the Company more flexibility for growth and working capital needs.

Prospects for 2007

Andrew Feshbach, CEO, said “We are raising capital at this time to fund our Walking Company growth strategy. The Company is on track to open 40 new Walking Company stores in 2007. Our existing TWC stores, acquisition stores and new stores are all performing strongly and above plan and this is before we introduce exciting and new merchandise initiatives for the fall season. With our new distribution center alone, we expect to see a 1% improvement in operating margin due to efficiencies and freight management resulting from our move earlier in the year. Our infrastructure has been built over the last 18 months and is ready to support this growth.”

The Company is targeting sales over $170 million for TWC and expects to leverage its overhead to drive profits this year. For Big Dogs, the Company’s goal is to stabilize income and to maintain contribution at the same level as last year. CEO Andrew Feshbach stated, “In summary we have grown our TWC business from approximately a $60 million business in 2004 to a $170 million business this year. We are optimistic about our prospects this year and the future.”

Conference Call

The company will host a conference call on Wednesday, April 4th at 1:30pm PDT to discuss current corporate events and outlook for 2007. Dial in information is as follows: U.S. Toll Free: 1-800-434-1335. Participant code (to be given to the operator): 51754981#. In the event you are unable to attend a recordable copy will be available two (2) hours after the call has ended. Dial in information to listen to the recorded call is as follows: 1-800-750-4065, Participant code: 524593#.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the common stock may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. As part of this transaction Big Dog Holdings, Inc. has agreed to file a registration statement covering the resale of the shares of common stock issuable upon conversion of the Notes.

Big Dog Holdings, Inc. consists of its The Walking Company and Big Dogs subsidiaries. The Walking Company is the leading specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 149 stores in premium malls across the nation. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun. The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 145 retail stores, Big Dogs markets its products through its catalog and internet .

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.